Press Release

For Immediate Release	Inquiries:	Jeanne A. Leonard
July 21, 2003		Liberty Property Trust
610/648-1704

LIBERTY PROPERTY TRUST ANNOUNCES
SECOND QUARTER RESULTS

Malvern, PA — Liberty Property Trust (NYSE:LRY) reported that net income per common share (diluted) increased to $.57 per share for the quarter ended June 30, 2003, from $.55 per share (diluted) for the quarter ended June, 2002.

Funds from operations (“FFO”) for the second quarter of 2003 decreased to $.81 from $.85 for the second quarter of 2002. A reconciliation of second quarter FFO to GAAP net income is included in the financial tables accompanying this press release.

Included in second quarter revenue are $2.3 million in lease termination fees. Liberty’s general and administration expenses for the quarter include $1.9 million in costs related to the death of former chairman Willard G. Rouse III, primarily due to the accelerated vesting of restricted stock and options.

“Liberty’s second quarter results confirm that we continue to execute well in a difficult environment,” commented William P. Hankowsky, Liberty’s chairman and chief executive officer. “We are pleased that our efforts have led to a fairly significant increase in occupancy since the last quarter, but the economic reality of the real estate markets has not changed – there is intense competition for every tenant and rents are still under pressure. We see no sign of a real estate recovery yet, and we are therefore reaffirming our previous guidance for 2003 funds from operations of $3.20 – $3.35.”

Real Estate Investments

Development: During the second quarter, Liberty brought into service one development property, a 252,193 square foot headquarters facility for a division of PPL Corporation, in Allentown, Pennsylvania. At a current occupancy of 85.3 percent, this property is providing a return in excess of 11 percent on Liberty’s $60.7 million investment.

Two new developments commenced during the quarter. In Milwaukee, Liberty has begun construction on an 87,500 square foot office building, which has been 94 percent committed to e-Funds Corporation, a leading provider of electronic funds transfer services, and a Liberty tenant in Minnesota. Liberty has also begun construction of a 74,168 square foot office building in Fort Washington, PA, which is 57 percent leased to URS Corporation, the international construction management and engineering firm.

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LRY Second Quarter 2003 Results

As of quarter end, Liberty had 731,148 square feet under development, representing a total investment of $80.8 million. These properties were 81 percent leased at June 30.

Dispositions: During the quarter, Liberty sold seven properties containing 409,316 square feet and 87 acres of land for proceeds of $36 million. The properties sold include the majority of Liberty’s Bucks County, PA industrial distribution portfolio, and additional non-core assets in the Lehigh Valley and High Point, North Carolina.

Portfolio Performance

Leasing: At June 30, Liberty’s in-service portfolio of 52 million square feet was 91.2 percent occupied, up from the first quarter 2003 occupancy of 89.0 percent, and down from 92.5 percent for the same quarter last year. During the quarter, Liberty completed lease transactions totaling more than 3.6 million square feet of space.

Same Store Performance: Property-level operating income for same store properties decreased by 1.4 percent on both a cash basis and on a straight line basis.

Earnings Guidance

As stated earlier, Liberty expects to report funds from operations for 2003 in the range of $3.20-$3.35. A reconciliation of FFO to GAAP net income for this range is below:

	Range

	Low	High

Projected net income per share	$1.74	$1.89
Depreciation and amortization	$1.53	$1.53
Minority interest share of addbacks	(0.07)	(0.07)
Projected funds from operations per share	$3.20	$3.35

About the Company

Liberty Property Trust (NYSE:LRY) is a leading real estate company dedicated to enhancing people’s lives through extraordinary work environments. Liberty’s 52 million square foot portfolio of office and industrial properties offers exceptional locations, flexible design, thoughtful amenities, superior service, and state-of-the-art technology to the Company’s 1,900 tenants. Liberty increases the value of this portfolio through expert property management, marketing and development.

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LRY Second Quarter 2003 Results

Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investor section of the Company’s web site at www.libertyproperty.com. The second quarter supplemental package will be available on-line by 8:00 a.m. on July 22, 2003. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1708, or by e-mail to eshoemaker@libertyproperty.com.

Liberty will host a conference call during which management will discuss second quarter results, on Tuesday, July 22, 2003, at 2:00 p.m. eastern time. To access the conference call in the United States or Canada, please dial 1-888-870-2815. For international access, dial 706-643-7691. No password or code is needed. A replay of the call will be available by dialing 1-800-642-1687 for US/Canada participants or 706-645-9291 for international participants. A passcode is needed for the replay: 1575200. The call can also be accessed live via the Internet on the Investor Relations page of Liberty’s web site at www.libertyproperty.com for one week following the call.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Liberty Property Trust
Balance Sheet
June 30, 2003
(In thousands, except share amounts)

	June 30, 2003	December 31, 2002

Assets
Real estate:
Land and land improvements	$525,050	$504,808
Building and improvements	3,181,224	3,048,676
Less: accumulated depreciation	(533,806)	(485,206)

Operating real estate	3,172,468	3,068,278
Development in progress	46,136	163,379
Land held for development	164,303	163,142

Net real estate	3,382,907	3,394,799
Cash and cash equivalents	26,268	11,071
Accounts receivable	11,327	14,349
Deferred financing and leasing costs, net of accumulated amortization (2003, $80,419; 2002, $75,833)	80,813	71,544
Investment in unconsolidated joint ventures	16,793	14,963
Prepaid expenses and other assets	119,022	120,335

Total assets	$3,637,130	$3,627,061

Liabilities
Mortgage loans	$310,670	$315,263
Unsecured notes	1,405,000	1,418,924
Credit facility	121,000	132,000
Accounts payable	22,776	24,116
Accrued interest	32,548	32,571
Dividend payable	49,308	48,040
Other liabilities	88,852	96,119

Total liabilities	2,030,154	2,067,033

Minority interest	204,247	208,439
Shareholders’ Equity
Common shares of beneficial interest, $.001 par value, 191,200,000 shares authorized, 78,702,032 (includes 59,100 in treasury) and 76,484,612 (includes 59,100 in treasury) shares issued and outstanding as of June 30, 2003 and December 31, 2002, respectively	79	76
Additional paid-in capital	1,471,073	1,410,900
Unearned compensation	(4,007)	(1,750)
Distributions in excess of net income	(63,089)	(56,310)
Common shares in treasury, at cost, 59,100 shares as of June 30, 2003 and December 31, 2002	(1,327)	(1,327)

Total shareholders’ equity	1,402,729	1,351,589
Total liabilities & shareholders’ equity	$3,637,130	$3,627,061

Liberty Property Trust
Statement of Operations
June 30, 2003
(In thousands, except per share amounts)

	Quarter Ended		Year to Date

	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenue
Rental	$109,411	$106,402	$222,068	$211,826
Operating expense reimbursement	40,647	39,095	84,502	79,097
Equity in earnings of unconsolidated joint ventures	473	—	915	—
Interest and other	2,260	2,025	4,152	3,598

Total revenue	152,791	147,522	311,637	294,521

Operating Expenses
Rental property	28,135	27,460	60,444	54,913
Real estate taxes	15,488	14,546	30,224	28,805
Interest	31,089	28,287	61,506	56,086
General and administrative	8,840	5,634	15,268	11,604
Depreciation and amortization	31,188	27,428	59,942	53,602

Total operating expenses	114,740	103,355	227,384	205,010

Income before property dispositions and minority interest	38,051	44,167	84,253	89,511
Gain on property dispositions	—	1,760	598	1,242
Minority interest	(4,673)	(5,902)	(10,268)	(10,528)

Income from continuing operations	33,378	40,025	74,583	80,225
Discontinued operations net of minority interest (including net gain on property dispositions of $11,093 and $4,280 for the quarters ended June 30, 2003 and 2002, and $11,256 and $5,669 for the six months ended June 30, 2003 and 2002)	11,651	4,479	12,033	6,479

Net income	45,029	44,504	86,616	86,704
Preferred share distributions	—	(2,750)	—	(5,500)

Income available to common shareholders	$45,029	$41,754	$86,616	$81,204

Basic income per common share:
Continuing operations	$0.43	$0.50	$0.96	$1.00

Discontinued operations	$0.15	$0.06	$0.16	$0.09

Total basic income per common share:	$0.58	$0.56	$1.12	$1.09

Diluted income per common share:
Continuing operations	$0.42	$0.49	$0.95	$0.98

Discontinued operations	$0.15	$0.06	$0.15	$0.09

Total diluted income per common share:	$0.57	$0.55	$1.10	$1.07

Adjustments:
Minority interest excluding preferred unit distributions	2,117	2,138	4,110	4,219
Depreciation and amortization of unconsolidated joint ventures	161	—	327	—
Depreciation and amortization	30,783	27,286	59,246	53,364
Gain on property dispositions	(11,093)	(3,536)	(11,271)	(4,407)

Funds from operations	$66,997	$67,642	$139,028	$134,380

Funds from operations per share — diluted	$0.81	$0.85	$1.69	$1.69

Diluted weighted average shares	82,947	80,047	82,264	79,554

Funds from operations is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. Funds from operations also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.